EXHIBIT 2.3


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                            AND RESTRICTIVE COVENANTS

         THIS AGREEMENT is made as of March 20, 1998, by and among REGIONAL MEDICAL SUPPLY, INC., a New Mexico corporation, having its principal place of business at 1402 Indian Wells Road, Alamogordo, New Mexico (the "SELLER" or the "CORPORATION"), KEITH THOMAS AND LAURIE NUCKOLS, the shareholders of Seller (the "SHAREHOLDERS"), INTEGRATED HEALTH SERVICES AT JEFFERSON HOSPITAL, INC., a
Delaware corporation (the "BUYER") and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS").

                              W I T N E S S E T H :

         WHEREAS, Seller operates a home respiratory care and durable medical equipment business in the State of New Mexico (the "BUSINESS"); and

         WHEREAS, Shareholders are the sole shareholders of the Seller; and

         WHEREAS, Buyer is a wholly owned subsidiary of IHS;

         WHEREAS, the Seller wishes to transfer its business and substantially all of its assets to the Buyer solely in exchange for voting shares of IHS in a transaction intended to qualify as a "reorganization" within the meaning of ss.368(a)(1)(c) of the Internal Revenue Code of 1986, as amended (the "CODE"), it being contemplated by the Seller and Buyer that the Seller will thereafter, as an integral part of the transaction, distribute the IHS Shares to the Shareholders in complete liquidation of the Seller and dissolve; and Buyer also desires to acquire from Seller and each Shareholder, and Seller and each Shareholder desire to grant to Buyer, covenants not to compete and other restrictive covenants as described in paragraph 16 hereof (the "RESTRICTIVE COVENANTS"); and

         WHEREAS, the consent or approval of all persons necessary for the consummation of the transactions contemplated hereby has been obtained, including without limitation, all approvals of governmental authorities and parties to any contracts to be assigned to Buyer in connection herewith.

         NOW,  THEREFORE,  in  consideration  of the mutual  promises  contained
herein  and  for  other  good  and  valuable  consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         1.       Sale of Assets, Restrictive Covenants and Other Obligations.

                  (a) The Assets. As of the Effective Date referred to below in paragraph 8, Seller shall be deemed to have sold, transferred, conveyed and assigned, free and clear of all liens, claims, security interests, pledges, restrictions on transfer or use and other encumbrances of any kind or nature whatsoever ("LIENS"), all of Seller' rights, title and interest in, to or under:

                      (i) Accounts Receivable. All of the accounts receivable of the Business including, without limitation, all accounts receivable set forth on the Schedule of Accounts Receivable Data attached hereto as
         Schedule 1(a)(i); and



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                      (ii)  Inventory;  Fixed  Assets.  All  inventory and fixed assets of the Business, including, without limitation, all of the same set forth on the Schedule of Inventory and Fixed Assets attached hereto as Schedule 1(a)(ii); and

                      (iii) Motor Vehicles. All motor vehicles of the Business, including without limitation, all of the same set forth on the Schedule of Motor Vehicles attached hereto as Schedule 1(a)(iii); and

                      (iv) Property Rights. All real property, easements and rights of way permitting access to the Business; and

                      (v) Other Assets. All other assets of any kind, tangible or intangible, real, personal or mixed, owned and used or held for use by Seller in connection with the Business, including, without limitation, all of the following: (A) all corporate compliance materials; (B) the Patients' List of the Business, as described in
         Schedule 1(a)(v)(B); (C) the telephone numbers listed on the Schedule of Telephone Numbers and Licenses attached hereto as Schedule 1(a)(v)(C); (D) all personal property, machinery and equipment; (E) all of Seller's prepaid assets; (F) rights under contracts, agreements, and instruments; (G) any Assets used in the operation of the Business, but not owned by the Seller; and (H) all intangible rights of Seller of every kind and description used in, or held for use in connection with, the operation of the Business, including, without limitation, all intangible assets, and to the extent permitted by applicable law, all licenses, permits and authorizations.

                  (b) Additional Assets. The Seller agrees and acknowledges that the Assets also shall include all of the assets arising out of the operation of the Business during the period commencing on the Effective Date and terminating on the Closing Date (the "INTERIM PERIOD"), including without limitation, any accounts receivable generated (whether or not billed) during the Interim Period (the "INTERIM PERIOD RECEIVABLES"), any cash collected in respect of any accounts receivable, and any inventory or equipment acquired by Seller during such Interim Period in connection with the operation of the Business.

                  (c) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Seller shall not be deemed to have sold, transferred, conveyed or assigned the following assets to Buyer: Seller's Certificate of Incorporation, qualification to do business in any jurisdiction, taxpayer identification number, minute books, stock transfer records and other documents related specifically to Seller's corporate organization and maintenance, any non-material tangible assets (such as inventory or supplies) used or disposed of in the ordinary course of business consistent with past practice, and those assets listed on Schedule 1(c) attached hereto (collectively, "EXCLUDED ASSETS").

                  (d) Restrictive Covenants. Pursuant to paragraph 16 hereof, each of Seller and Shareholder is granting to Buyer the Restrictive Covenants.

                  (e) Other Obligations. From and after the Closing Date, the Seller will not engage in any business, will promptly liquidate and dissolve as a corporation, and will distribute the IHS Shares received pursuant to paragraph 2 below to the Shareholders in complete cancellation and redemption of their shares of the Seller's capital stock.



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         2.       Purchase Price; Method of Payment.

                  (a) Purchase Price. The aggregate "PURCHASE PRICE" for the Assets and the Restrictive Covenants shall be Six Hundred Seventy Five Thousand Dollars ($675,000), Five Hundred Forty Five Thousand Dollars ($545,000) of which shall be payable in newly issued shares of voting common stock of IHS (the "IHS SHARES") valued as set forth in paragraph 7(a) below. The Purchase Price shall be allocated among the Assets and the Restrictive Covenants in the manner set forth on the Allocation Schedule attached hereto as Schedule 2(a), and the parties hereto expressly consent to the allocation stated therein.

                  (b) Method of Payment. At the Closing (as defined in paragraph
8), Buyer shall pay, disburse, and deliver the Purchase Price as follows:

                           (i) IHS Shares equal to Seventy Thousand Dollars ($70,000) thereof (having a value determined as of the date hereof in accordance with Section 7(a) below) (the "ESCROWED SHARES" or "ESCROW FUND"), together with a copy of a fully executed stock pledge agreement in the form of Exhibit 2(b)(i)-A hereto (the "STOCK PLEDGE AGREEMENT"), shall be delivered to Crestar Bank, as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent during the Escrow Period (as defined in paragraph 5(d), below), pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit 2(b)(i)-B (the "ESCROW AGREEMENT"), pursuant to which, among other things, the Escrow Agent shall acknowledge that it is holding the Escrowed Shares as the Agent of Buyer pursuant to the Stock Pledge Agreement. The entire Escrow Fund shall be subject to the provisions of paragraphs 5 and 17 hereof.

                           (ii) One Hundred Thousand Dollars ($100,000) thereof, in cash, shall be paid and delivered to the "PAYING AGENT" designated by Seller (and reasonably satisfactory to Buyer), to be held and administered pursuant to the "PAYMENT ESCROW AGREEMENT" attached hereto as Exhibit 2(b)(ii); and

                           (iii) Thirty Thousand Dollars ($30,000) in cash shall be paid to Seller by wired funds to Seller's account numbers as set forth on the Schedule of Wire Instructions attached hereto as Schedule 2(b)(iii);

                           (iv) IHS Shares equal to Four Hundred Seventy-Five Thousand Dollars ($475,000) (having a value determined as of the date hereof in accordance with Section 7(a) below) (the balance of the Purchase Price) shall be delivered to the Shareholders. The parties agree that the Buyer shall deliver the IHS Stock pursuant to this
         Section 2(b)(v) within a reasonable period of time following the Closing, and that IHS will certify to each Shareholder that such Shareholder is a shareholder of IHS upon Closing.

         3. Indemnity Against Creditors Claims; No Assumption of Liabilities. Seller has requested that Buyer waive the requirements of the bulk sales and transfer laws of the State of New Mexico. Seller and Shareholder agree to indemnify Buyer and save and hold Buyer harmless against all Damages (as defined in paragraph 17(c)) arising out of any claims made by creditors (including, without limitation, any Federal, state or local taxing authority) of Seller that relate to the Business, or that arise out of the failure to comply with any of such laws.



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         4.       Closing Date Liabilities.

                  (a) Seller and the Shareholders represent and warrant that, to the best of Seller's and Shareholders' knowledge and belief after diligent inquiry, all of Seller's liabilities, as of the Closing Date are listed on the Schedule of Liabilities attached hereto as Schedule 4(a). For purposes of this Agreement "LIABILITIES" shall mean and include all claims, lawsuits, liabilities, obligations or debts of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation, malpractice or other tort claims, claims for breach of contract, any claims of any kind asserted by patients, former patients, employees and former employees of Seller or any other party that are based on acts or omissions by Seller occurring on or before the Closing Date, amounts due or that may become due in connection with the participation of Seller in the Medicare or Medicaid programs or due to any other health care reimbursement or payment intermediary, or that may be due by Seller to any other third party payor, accounts payable, notes payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, and contractual obligations. Seller and each Shareholder acknowledges that the Purchase Price for the Assets is based on the accuracy of Seller's and Shareholders' representations and warranties contained in this Agreement, including, but not limited to, Seller's and Shareholders' representations and warranties contained in this paragraph 4(a). Without limiting the generality of the foregoing, Buyer will not assume any, and Seller shall remain liable for each, liability of Seller arising out of any facts, circumstances, matter or occurrences existing on or prior to the Closing Date (whether or not known or disclosed) ("CLOSING DATE LIABILITIES").

                  (b) Without limiting the generality of the provisions of subparagraph (a) above, Buyer shall not assume the Contracts (as hereinafter defined in paragraph 13(g)), if any, set forth on Schedule 4(b), or any liabilities with respect thereto, and shall not, in any case, assume any liabilities under any Contracts (whether or not such Contracts are assumed by Buyer) to the extent such liabilities arise out of facts or circumstances in existence, or obligations to be satisfied, on or prior to the Closing Date.

         5.       Right of Offset Against the Escrow Fund.

                  (a)      Event of Deficiency.  If:

                           (i) Buyer pays for any debts or liabilities of Seller then Seller shall reimburse Buyer for such payment (a "LIABILITIES DEFICIENCY"); or

                           (ii) the aggregate value of the Corporation's collectible accounts receivable as of the Effective Date and determined to be less than $30,000, as determined by actual net cash collections of such receivables during the twelve (12) month period immediately following the Effective Date, then Seller shall pay to Buyer the amount of such deficiency (an "ASSET VALUE DEFICIENCY"); or

                           (iii) Buyer shall be entitled to be indemnified for any Damages pursuant to this Agreement ("INDEMNIFICATION CLAIMS", and together with any Liabilities Deficiencies and Asset Value Deficiencies, collectively "CLAIMS" and each, a "CLAIM");

then, and in any of such events, Buyer may provide written notice to Seller of the Claim, in which case Buyer shall be entitled to recover the amount of such Claim in accordance with the following procedure.



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                  (b)  Procedure  if Seller Fails to Pay. If Seller fails to pay any Claim in full to Buyer within ten (10) days from the date of such written notice (said ten (10) day period hereinafter referred to as the "NOTICE PERIOD"), Buyer shall have the right to make offset against the Escrow Fund, in accordance with the terms and conditions of the Escrow Agreement, in amounts from time to time equal to the amount of such Claim (subject, however, in the case of a "DISPUTE", to the provisions of paragraph 17 hereof applicable thereto), and Seller agrees to any such offset. Buyer's right to proceed against the Escrow Fund shall not be exclusive of any other rights or remedies that it may have under this Agreement, law, equity or otherwise.

                  (c) Escrow Costs. The fees of the Escrow Agent shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by Seller.

                  (d)      Escrow Period.

                      (i) The "ESCROW PERIOD" shall terminate twelve (12) months following the Closing Date.

                      (ii) The balance, if any, of the Escrow Fund remaining (the "REMAINING ESCROW FUNDS") at the close of business on the last day of the Escrow Period, shall be disbursed to Seller within fifteen (15) days after the last day of the Escrow Period.

                      (iii) Notwithstanding anything to the contrary contained in this subparagraph (d), if any Claim made by Buyer is in dispute at the time that any amounts are otherwise to be disbursed to Seller, then there shall be withheld from such amount to be disbursed and there shall be retained in the Escrow Fund, an amount such that there will be remaining in the Escrow Fund at least twice the amount of the Claim asserted by Buyer until the final settlement of such Claim or Claims.

         6. Employees. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees of the Seller, although Buyer shall have the right to offer employment to any such employees. Seller shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by Seller of any of its employees, all of which liabilities shall constitute Closing Date Liabilities. Seller and the Shareholders shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to Closing with respect to each employee retained by Buyer.

         7. IHS Stock. The Purchase Price shall be payable by means of the delivery of IHS Shares in accordance with the following:

                  (a) Share Value. The number of IHS Shares issuable at Closing (the "CLOSING DATE SHARE COUNT") or deliverable to any claimant from the Escrow Fund shall be calculated based upon a price per share of such stock equal to the average closing New York Stock Exchange ("NYSE") price of such stock for the thirty (30) trading day period immediately preceding the Closing Date (the "TRADE PRICE").

                  (b) Registration Rights. IHS will prepare and use its reasonable commercial efforts to cause to be filed within one-hundred and twenty
(120) days following the Closing Date, and will use its reasonable commercial efforts to have declared effective by the Securities and Exchange Commission (the "COMMISSION"), a registration statement for the registration of the IHS Shares issued to the Shareholders in connection with this transaction, under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and IHS shall maintain the effectiveness of each such registration statement for a period of one (1) year following the date it became effective (the "REGISTRATION DATE"), except to the extent that an exemption from registration may be available.



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                  (c) Registration  Expenses.  Seller and the Shareholders shall not be responsible for, and Buyer shall bear, all of the reasonable expenses of IHS related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and
supplements   thereto,  the  cost  of  furnishing  copies  of  each  preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Shares and the costs and
expenses   (including  fees  and  disbursements  of  its  counsel)  incurred  in connection  with the  qualification  of IHS  Shares  under  the Blue Sky laws of
various   jurisdictions.   Buyer,   however,   shall  not  be  required  to  pay
underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of Seller's or any transferee's failure to comply with its obligations under this Section 7.

                  (d) Resale Limitations. The Shareholders hereby covenant with Buyer that all sales by the Shareholders shall be effected solely through Smith Barney, Inc.

                  (e) Registration Procedures, etc. In connection with the registration rights granted to the Shareholders with respect to the IHS Shares as provided in this Section 7, Buyer covenants and agrees as follows:

                      (i) At Buyer's expense, Buyer will keep the registration and qualification under this Section 7 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate until the first anniversary of the Closing Date except to the extent that an exemption from registration may be available. Buyer will promptly notify the Shareholders, at any time when a prospectus relating to a registration statement under this Section 7 is required to be delivered under the Securities Act, of the happening of any event known to Buyer as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                      (ii) Buyer shall furnish the Shareholders with such number of prospectuses as shall reasonably be requested.

                      (iii) Buyer shall take all necessary action which may be required in qualifying or registering IHS Shares included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Shareholders, provided that Buyer shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

                      (iv) The information included or incorporated by reference in the registration statement filed pursuant to this Section 7 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Buyer shall indemnify the Shareholders, their successors and assigns, and each person, if any, who controls such Sellers within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained



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         in such registration  statement executed by Buyer or based upon written information furnished by Buyer filed in any jurisdiction in order to qualify IHS Shares under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by any of the Shareholders expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Shareholders in respect of which indemnity may be sought against Buyer pursuant to this subsection 7(e)(iv), such Shareholder shall within thirty (30) days after the receipt thereby of a summons or complaint, notify Buyer in writing of the institution of such action and Buyer shall assume the defense of such actions, including the employment and payment of reasonable fees and expenses of counsel (reasonably satisfactory such Shareholder). The Shareholders shall have the right to employ their own counsel in any such case, but the fees
         and  expenses  of  such  counsel   shall  be  at  the  expense  of  the
         Shareholders unless (A) the employment of such counsel shall have been authorized in writing by Buyer in connection with the defense of such action, or (B) Buyer shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded (after notice to Buyer) that there may be defenses available to it or them which are different from or additional to those available to Buyer (in which case, Buyer shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Shareholders and such controlling persons shall be borne by Buyer. Except as expressly provided in the previous sentence, in the event that Buyer shall not previously have assumed the defenses of any such
         action  or  claim,   Buyer  shall  not  thereafter  be  liable  to  the
         Shareholders or such controlling person in investigating, preparing or defending any such action or claim.

                           (v)  The  Shareholders,   and  their  successors  and
         assigns, shall severally, and not jointly, indemnify Buyer, its officers and directors and each person, if any, who controls Buyer within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from information furnished by or on behalf of such Shareholders, or their successors or assigns for specific inclusion in such registration statement.

                  (f) Notice of Sale. If the Shareholders desire to transfer all or any IHS Shares, they will deliver prior written notice to Buyer, describing in reasonable detail their intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Sellers will sell the IHS Shares in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from Buyer that the registration statement relating to the IHS Stock being transferred is not "current" until Buyer gives further notice that offers and sales may be recommenced. In the event of any such notice from Buyer, Buyer agrees to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in Section 7(b) and to give prompt notice to the Shareholders when the registration statement has again become current. If the Shareholders deliver to Buyer an opinion of counsel reasonably acceptable to Buyer and its counsel and to the effect that the proposed transfer of IHS Shares may be made without registration under the Securities Act, the Shareholders will be entitled to transfer IHS Shares in accordance with the terms of the notice and opinion of their counsel.



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                  (g) Furnish Information.  It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 7 that the Shareholders shall furnish to Buyer such information regarding themselves, the IHS Shares held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their IHS Shares. In that connection, each transferee of any Shareholder shall be required to represent to Buyer that all such information which is given is both complete and accurate in all material respects. Such Shareholders shall deliver to Buyer a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify Buyer at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 7 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

                  (h)  Investment  Representations.  All IHS Shares to be issued hereunder will be newly issued shares of IHS. The Sellers represent and warrant to Buyer that the IHS Shares being issued hereunder are being acquired, and will be acquired, by the Shareholders for investment for their own accounts and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Shareholders acknowledge that the IHS Shares constitute restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Shareholders agree that no IHS Shares may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Shareholders have the knowledge and experience in financial and business matters, are capable of evaluating the merits and risks of the investment, and are able to bear the economic risk of such investment. The Shareholders have had the opportunity to make inquiries of and obtain from representatives and employees of Buyer such other information about IHS as they deem necessary in connection with such investment.

                  (i) Legend. It is understood that the certificates evidencing the IHS Shares shall bear a legend substantially as follows:

                      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

                  (j) Certain Transferees. Prior to the effective date of registration of the IHS Shares, no Shareholder shall transfer any shares of IHS Shares to any person or entity except as expressly permitted by this Agreement and unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Shareholders under this Section 7.

         8. Effective Date. The effective date (the "EFFECTIVE DATE") for the transaction contemplated under this Agreement will be March 20, 1998. The consummation of the transactions contemplated by this Agreement is sometimes referred to as the "CLOSING", and the date on which such consummation occurs, including, without limitation, the execution and delivery of this Agreement by each of the parties hereto, is sometimes referred to as the "CLOSING DATE".

         9. Asset Condition and Quality. Seller and each Shareholder, jointly and severally, represent, warrant and covenant that, as of the Closing Date, all physical Assets of Seller are free of defects and in good working order, condition and repair, except for ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

         10.      Instruments of Conveyance and Transfer.  At the Closing:

                  (a) Seller will deliver to Buyer such bills of sale, assignments, motor vehicle certificates of title, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets to Buyer as of the Effective Date, such documents to contain full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and marketable title to the Assets of the Business being transferred to Buyer by Seller, free and clear of all Liens.

                  (b) Simultaneously with such delivery, Seller will take all steps as may be requisite to put Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

                  (c) Seller will deliver to Buyer an opinion, dated the Closing Date, of its counsel, in substantially the form attached hereto as Schedule 10(c).

                  (d) Seller will deliver a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its board of directors and, if applicable, its stockholders, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 13(a) below), and the incumbency of its officers.

                  (e) Keith Thomas will deliver to Buyer a mutually acceptable two year employment agreement between Buyer and Keith Thomas.

         11. Sales and Transfer Taxes; Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on Seller or Buyer, shall be borne by Seller.

         12. Restrictions on Operations of Seller. Seller and the Shareholders, jointly and severally, represent, warrant and covenant that, except as expressly disclosed on Schedules hereto, since the most recent
Financial Statement Date referred to in paragraph 13(o) below, through the Closing Date, there has been no material adverse change in the condition (financial or otherwise) or prospects of the Seller or the Business, and Seller has not:

                  (i) sold, assigned or transferred any Assets, except in the ordinary course of business, consistent with past practice;

                  (ii) subjected any Assets to any Liens;

                  (iii) entered into any contract or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business, consistent with past practice;

                  (iv) incurred any liabilities or indebtedness other than in the ordinary course of business, consistent with past practice;

                  (v) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, paid any bonuses, increased the salaries or other compensation of any of its employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

                  (vi) discharged or satisfied any Lien or encumbrance, or satisfied, paid or prepaid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge of which has caused or may cause any actual damage or risk of loss to the Corporation or the Assets;

                  (vii) failed to collect any accounts receivable in the ordinary course of business, consistent with past practice;

                  (viii) changed any of the accounting principles followed by it or the methods of applying such principles;

                  (ix) canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business, consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

                  (x) issued any capital stock, or declared or paid or set aside or reserved any amounts for payment of any dividend or other distribution in respect of any equity interest or other securities, or redeemed or repurchased any of its capital stock or other securities, or made any payment to any of its affiliates except for payments of compensation in the ordinary course of business, consistent with past practice and disclosed to Buyer as such;

                  (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority (as such term in defined in paragraph 13(d) below) relating to it or its property or received any threat thereof; or

                  (xii) entered into any material transaction other than in the ordinary course of business, consistent with past practice.

         13. Representations and Warranties by Seller and the Shareholders. As a material inducement to Buyer to execute and perform its obligations under this Agreement, Seller and the Shareholders hereby, jointly and severally, represent and warrant to Buyer as follows as of the Closing Date:

                  (a) Organization of Seller; Enforceability.

                      (i) Seller is a corporation, organized, and in good standing, respectively, in the State of New Mexico, and is qualified to do business and is in good standing in each other State where the nature of its business or the assets held by it requires such qualification, and has requisite corporate power and authority to carry on its Business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. Each of this Agreement and each agreement, instrument, certificate and document executed by Seller in connection with this Agreement or the transactions contemplated hereby ("TRANSACTION DOCUMENTS") constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Seller does not have any subsidiaries.

                      (ii) This Agreement and each Transaction Document to which each Shareholder is a party constitutes the legal, valid and binding obligations of Shareholder, enforceable against such Shareholder in accordance with its terms.

                  (b) Consents. No authorization, consent, approval, license, exemption by, filing or registration with any Governmental Authority or of any party to any contract, agreement, instrument, commitment, lease, indenture or understanding (written, oral or implied) by which Seller or any of the Assets is bound ("CONTRACTS") or by which any such Shareholder or any such Shareholder's assets is bound ("SHAREHOLDER CONTRACTS") is necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or any Shareholder.

                  (c) Litigation. Except as set forth on Schedule 13(c), there are no actions, suits or proceedings affecting Seller or any of the Assets which are pending or threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any Governmental Authority (as hereinafter defined), nor is Seller or any of its respective officers or directors or any Shareholder aware of any facts which to them or their knowledge might reasonably be expected to result in any such action, suit or proceeding.

                  (d) Compliance with Laws and Contracts. Seller is not in violation of, or in default under: any term or provision of its Articles of Incorporation or By-Laws; or any judgment, order, writ, injunction, decree, statute, law, rule, regulation, directive, mandate, ordinance or guideline ("GOVERNMENTAL REQUIREMENTS") of any Federal, state, local or other governmental or quasi-governmental agency, bureau, board, council, administrator, court, arbitrator, commission, department, instrumentality, body or other authority ("GOVERNMENTAL AUTHORITIES"); or of any Contract. The execution and delivery by Seller and the Shareholders of, and the performance and compliance by each of them with this Agreement, and the Transaction Documents and the transactions contemplated hereby and thereby, does not and will not result in the violation of or conflict with or constitute a default under any such term or provision or result in the creation of any Lien on any of the properties or assets of Seller or any Shareholder pursuant to any such term or provision or any term or provision of any Governmental Requirement by which any Shareholder is bound or of any Shareholder Contract.

                  (e) Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby, including the sale and transfer of the Assets by Seller as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller and, if applicable, by the requisite number of holders of its outstanding capital stock, and all action required by any applicable Governmental Requirement by the stockholders of Seller with regard thereto have been appropriately authorized and accomplished.

                  (f) Title to Assets. Seller has good and indefeasible title to all of the Assets, free and clear of all Liens.

                  (g) Contracts. Set forth on Schedule 13(g) hereto is a list of all material Contracts of Seller including, without limitation, each:

                      (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, or any non-competition, non-solicitation, confidentiality or similar agreement with any such person or persons;

                      (ii) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is executory or that was entered into during the three (3) year period ending on the date hereof;

                      (iii) contract, agreement or commitment which contains any provisions requiring the Seller or the Business to indemnify or act for any other person or entity or to guaranty or act as surety for any other person or entity;

                      (iv) contract, agreement or commitment restricting the Seller or the Business from, or in favor of either of the Seller or the Business and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others;

                      (v) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;

                      (vi) licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment;

                      (vii)  contract,   agreement  or  arrangement  granting  a
leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses (the "LEASES");

                      (viii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement applicable to any employee, consultant or agent of the Seller or the Business not covered by clause (i) above;

                      (ix) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority;

                      (x) agreement with respect to the settlement of any litigation or other proceeding with any third person or entity;

                      (xi) agreement relating to the ownership, transfer, voting or exercise of other rights with respect to any equity in the Seller, or any other entity, including without limitation, registration rights agreements, voting trust agreements and shareholder and proxy agreements;

                      (xii)   contract,   agreement  or  commitment  to  provide
services or products, or

                      (xiii) agreement not made in the ordinary and normal course of business and consistent with past practice, or involving consideration in excess of $25,000 in each case, that is not set forth in subsections (i) through (xii) above.

         To the best of Seller's and Shareholders' knowledge, no party to any Contract other than Seller is in default under any Contract. Seller has delivered to Buyer true and complete copies of each written Contract (or a description of each oral Contract) requested by Buyer.

                  (h) Brokers. Upon the receipt by Baker & Associates, Inc. (the "BROKER") of $50,000 (the "BROKERS FEE") in connection with the transactions contemplated by this Agreement, no broker or finder will be entitled to any additional broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements.

                  (i) Employment Contracts; Employees. There are no Contracts of employment between Seller and any officer or other employee of the Business, except as set forth on Schedule 13(g)(i) above. The name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Seller, contained on the Schedule of Personnel Payrates and Advances attached hereto as
Schedule 13(i) is accurate and complete. No employee, consultant or agent of the Seller has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 13(i). Since the date that is two (2) years prior to the Closing Date, there has been no material adverse change in the relationship between the Seller and its employees, nor any strike or labor disturbance by any of such employees affecting the Business and there is no indication that such a change, strike or labor disturbance is likely. No employees of the Seller are represented by any labor union or similar organization in connection with their employment by or relationship with, Seller, and to the knowledge of the Seller and the Shareholders, there are no pending or threatened activities the purpose of which is to achieve such representation of all or some of such employees, and there are no threats of strikes, work stoppages or pending grievances by any such employees. Seller is not party to any collective bargaining or other labor contracts.

                  (j) Employee Benefit Plans. Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan. Without limiting the generality of the foregoing, Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

                  (k) Insurance. All inventories, buildings and fixed assets owned or leased by the Seller are and will be adequately insured against fire and other casualty through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Schedule 13(k), is accurate and complete. Schedule 13(k) also sets forth any claims made under any of the insurance policies referred to above or increases in premiums therefore during the past two years. True and complete copies of all policies of fire, liability and other forms of insurance held or owned by the Seller or otherwise in force and providing coverage for the Business or any of the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) have been delivered to Buyer. Such policies are owned by and payable solely to the Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date, and all premiums due on or before the Closing Date in respect thereof have been paid. Seller purchased title insurance as set forth on Schedule 13(k).

                  (l) Disclosure. No representation or warranty by Seller or any Shareholder in this Agreement or in any Transaction Document, contains any untrue statement of material fact or omits to state any material fact, of which any Shareholder or Seller or any of its officers, directors or stockholders has knowledge or notice, required to make the statements herein or therein contained not misleading.

                  (m) Officers, Directors and Shareholders of Seller. As of the Closing Date, the Shareholders are the shareholders of Seller and the following individuals are all of the officers and directors of Seller:


                  Name                                                 Office/Position
                  ----                                                 ---------------

                  Keith Thomas                                         President
                  Laurie Nuckols                                       Vice President/Secretary/Treasurer

                  (n) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets as of the most recent Financial Statement Date, attached hereto as Schedule 1(a)(ii), is accurate and complete.

                  (o) Tax Returns and Financial Statements. Seller has furnished Buyer with its tax returns (the "TAX RETURNS") for the periods ended December 31, 1995 and December 31, 1996, and has furnished Buyer with its financial statements (the "FINANCIAL STATEMENTS") for the periods ended December 31, 1995, December 31, 1996 and January 31, 1998 (the "FINANCIAL STATEMENT DATES"), copies of which are attached hereto as Schedule 13(o). The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly present the financial condition of the Seller at such date and the results of its operations for the periods specified; (iii) were prepared in accordance with GAAP applied on a basis consistent with prior accounting periods; (iv) with respect to all Contracts of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to any balance sheets, disclose all of the liabilities of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if expressly disclosed on an Schedule to this Agreement. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business, consistent with past practice, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                  (p) Supplemental Tax Information. Seller has furnished Buyer with its most recent (i) tax registration certificates, and (ii) tax returns required of it by each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to franchise taxes, state and local tangible personal property tax returns, and state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Supplemental Tax Information, attached hereto as Schedule 13(p).

                  (q) Adverse Business Developments. No notice has been received by Seller or any Shareholder of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months before the date hereof. Neither Seller nor any Shareholder has received, either orally or in writing, any notice specific to it of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged in by Seller, nor has Seller or any Shareholder received, or been threatened with, any claim for refund specific to it in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Schedule 13(q).

                  (r) Relationships. Except as disclosed on Schedule 13(r), neither Seller, its officers, directors and employees, nor any Shareholder and no member of any of their respective immediate families, and no person or entity which is controlled by, under common control with, or controlling any of them (each, an "AFFILIATE") has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business. No Affiliate of Seller or any Shareholder is guaranteeing any obligations of the Seller.

                  (s) Assets Comprising the Business. The Assets are all of the tangible and intangible properties (real, personal and mixed), including, without limitation, all licenses, intellectual property, permits and authorizations, and contracts that are necessary or material to the operation of the Business as now operated. The quantities of inventory and supply items included in the Assets are reasonable in light of the present and anticipated volume of the Business of the Seller in the ordinary course of the business of the Seller, consistent with past practice, as determined by the Seller in good faith and consistent with past practice.

                  (t) Questionable Payments. Seller has not, and to the knowledge of the Seller and the Shareholders, none of their Affiliates or employees have offered, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

                  (u) Reimbursement Matters. Seller, to the extent necessary to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as disclosed on
Schedule 13(u), (i) Seller and Shareholder have not received any notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by it, (ii) to Seller's and Shareholder's knowledge, there is no basis for the assertion after the Closing Date of any such denial or recoupment claim, and (iii) Seller and the Shareholders have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys with respect to, or arising out of, products or services provided by Seller or otherwise, and to the knowledge of Seller and the Shareholders, no such investigation or survey is pending, threatened or imminent.

                  (v) Environmental Compliance. Except as disclosed on Schedule 13(v), at all times during Seller's ownership of the Business, the Business has not been, and currently is not, in violation of any environmental Governmental Requirement and no notice has ever been served upon any Shareholder or Seller, their agents or representatives or any prior owner of the Business, claiming any violation of any Governmental Requirement concerning the environmental state, condition or quality of any real or personal property in any related to the Business, or requiring or calling attention to the need for any work, repairs or demolition on or in connection with any of the real property in order to comply with any governmental requirement concerning the environmental or healthful state, condition or quality of the real property.

         14. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Shareholders that:

                  (a) Due Organization. Buyer is a duly organized, valid corporation under the laws of the State of New Mexico.

                  (b) Due Authority. Buyer is duly authorized by law and corporate policy and approval to: (i) enter into this Agreement and each Transaction Document; (ii) make all warranties and representations made by Buyer herein; and (iii) deliver all consideration provided for under the terms hereof.

                  (c) Binding Authority. All signatures and agents designated as agents/officers for Buyer for signing purposes have the authority to bind Buyer to the terms of this Agreement.

                  (d) Cash Payment Authority. Buyer has the authority to cause the cash payment of the Purchase Price to be delivered in accordance with the terms of this Agreement.

                  (e) Brokers. Upon receipt by the Broker of the Broker's Fee, no broker or finder will be entitled to any additional broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements.

                  (f) IHS Stock. IHS has duly authorized and reserved for issuance the IHS Shares to be issued in connection herewith, and, when issued in accordance with the terms of Section 7, such IHS Shares will be validly issued, fully paid, and nonassessable and free of preemptive rights. IHS has complied, or will comply in a timely manner, and will act in compliance, with all applicable Governmental Requirements with respect to the issuance of the IHS Shares.

         15. Survival of Representations and Warranties. The representations and warranties of Seller, each Shareholder, and Buyer contained and made pursuant to this Agreement shall survive the execution of this Agreement.

         16.      Restrictive Covenants.

                  (a) Non-Compete. Seller and each Shareholder hereby agree that until the fifth (5th) anniversary of the Closing Date (the "RESTRICTED PERIOD"), it, he or she will not, directly or indirectly, own, manage, operate, join, control or participate, or have a proprietary interest in, the ownership, management, operation or control, of or be connected with, in any manner, any home health care business within fifty (50) miles of any location set forth on the Schedule of Locations attached hereto as Schedule 16(a).

                  (b) Confidential Information. Certain confidential and proprietary information is included within the Assets ("TRADE SECRETS"), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data whether related to Seller or generally, or to particular products, services, geographic areas, or time periods; (ii) supply and service information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, may yield advantages to the Buyer, details of which are not generally known; (ii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Seller, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) customer and patient information, including but not limited to information relating to names, addresses or backgrounds of past, existing or prospective clients, customers, payors, referral sources, and patients, records of agreements and prices, proposals or agreements between any of them and Seller, status of accounts or credit, patients' medical histories or related information as well as customer lists; and (vi) inventions and technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to Seller or any Shareholder, and/or in which property rights have been assigned or otherwise conveyed to Seller, which information has commercial value in the business in which the Seller is engaged. Seller and any Shareholder shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any unauthorized copy of or use any of the Trade Secrets; and will take all reasonable actions that Buyer deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Buyer's interest in the Trade Secrets. The foregoing does not apply to information that by means other than deliberate or inadvertent disclosure by Seller, any Shareholder or any of their respective Affiliates, becomes well known to the public; or disclosure compelled by judicial or administrative proceedings after they diligently try to avoid each disclosure and afford Buyer the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

                  (c) Non-Solicitation and Non-Pirating. Seller and each Shareholder hereby agree that, during the Restricted Period it, he or she will not, directly or indirectly, for itself or himself or on behalf of any other person, firm, entity or other enterprise: (i) solicit or in any way divert or take away any person or entity that, prior to the Closing Date, was a patient, client, customer, payor, referral source, facility or patient of the Seller; or
(ii) hire, entice away or in any other manner persuade any person who was an employee, consultant, representative or agent of the Seller prior to the Closing Date, to alter, modify or terminate their relationship with the Buyer.

                  (d) Necessary Restrictions. Each of Seller and each Shareholder acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Buyer and that any violation thereof by any of them would result in irreparable harm to the Buyer, and that damages in the event of any such breach of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, the Seller and each Shareholder agree that upon the violation of any of the restrictions contained in this Agreement, the Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or other security whatsoever. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

                  (e)   Remedies  For  Breach.   Seller  and  each   Shareholder
acknowledge that the covenants contained in this Agreement are independent covenants and that any failure by the Buyer to perform its obligations under this Agreement or any other agreement shall not be a defense to enforcement of the covenants contained in this Agreement, including but not limited to a temporary or permanent injunction.

         17.      Indemnification; Remedies.

                  (a) Indemnification by Seller and the Shareholders. Seller and the Shareholders shall, jointly and severally, indemnify and hold harmless at all times Buyer and its stockholders, directors, officers, employees, agents and assigns, from and against any Damages (as hereinafter defined) resulting from:
(i) any inaccurate representation made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document; (ii) any breach of any warranty made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document; (iii) any breach or default in the performance by Seller or any Shareholder of any of the covenants to be performed by Seller or any Shareholder hereunder or in any Transaction Document; and (iv) any Closing Date Liabilities.

                  (b) Indemnification by Buyer. Buyer shall indemnify and hold harmless at all times Seller or the Shareholders from and against any Damages resulting from: (i) any inaccurate representation made by Buyer in, pursuant to or under this Agreement; (ii) any breach of any warranty made by Buyer in, pursuant to or under this Agreement; and (iii) any breach or default in the performance by Buyer of any of the covenants to be performed by Buyer hereunder.

                  (c) Definition of Damages. The term "DAMAGES" as used herein shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, settlements, penalties, and damages, including, without limitation, counsel fees incurred in investigating or in attempting to avoid or oppose the imposition thereof. The term "Damages" shall include, but shall not be limited to, any Liabilities Deficiency, as defined in paragraph 5 hereof.

                  (d) Remedies.

                           (i) Buyer's Remedies. If Buyer makes written request to Seller or any Shareholder for the payment of Damages, then Seller and/or such Shareholder shall pay to Buyer the amount of Damages requested within ten (10) days from the date on which such request is received (the "NOTICE PERIOD").

                           (ii) Seller's Remedies. If Seller or any Shareholder makes written request to Buyer for the payment of Damages, then Buyer shall pay to Seller or such Shareholder the amount of Damages requested within the Notice Period.

                           (iii) Notice of Dispute. Notwithstanding the foregoing provisions of this subparagraph (d), if a party (the "DEMANDING PARTY") serves a request for payment on the other party (the "OBLIGATED PARTY"), the Obligated Party shall have the option to provide written notice to the Demanding Party (the "NOTE OF DISPUTE") within the Notice Period that the Obligated Party disputes, in good faith, the validity or amount of the Damages set out in the request for payment of Damages, and if the affected parties cannot agree on the validity or amount of such Damages within ten (10) days following the Notice Period, the dispute as to the validity or amount of such claim or liability (the "DISPUTE") shall be settled as set forth in subparagraph (e) of this paragraph 17, with the non-prevailing party bearing the prevailing party's costs of arbitration if such Dispute is resolved by arbitration.

                           (iv) Arbitration. If arbitration is required pursuant to this paragraph 17, Buyer and Seller or the applicable Shareholder each shall select an arbitrator within ten (10) business days after the Notice of Dispute is delivered; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim for Damages. If Seller or Buyer delays in appointing an arbitrator when required, and ten (10) days or more has elapsed, the arbitrator appointed by the other party shall arbitrate the dispute. If the Seller and the applicable Shareholder shall be subject to a Dispute with Buyer, they shall, unless Buyer elects otherwise in its sole and absolute discretion, be required to act as a group with respect to any and all rights and obligations with respect to the resolutions of the Dispute as provided in this paragraph 17.

                  (e) Settlement of Disputes.

                           (i) Disputes Not Involving Third Parties. If a Dispute involves claims not involving any third party, Buyer and Seller or the applicable Shareholder shall settle the Dispute by submitting the same to binding arbitration.

                           (ii) Disputes Involving Claims Made by Third Parties. If a Dispute involves claims made by one or more third parties (a "THIRD PARTY CLAIM"), the party asserting its right to indemnification for such Third Party Claim shall give written notice to the other party as soon as practical after such asserting party receives notice of such Third Party Claim; provided, however the failure to timely give such notice shall not affect such party's right to indemnification except to the extent the party to receive the notice is damaged by such delay. Upon such notice to Seller or Shareholder, Buyer and Seller and/or Shareholder shall submit the Dispute to arbitration, and the following procedures shall apply:

                                            (A)   Solely   for    purposes    of
                           determining the party responsible for defending the Third Party Claim, the arbitrators shall deem such Third Party Claim to be valid (although such consideration shall not be an admission by any party as to any liability to any party). The arbitrators then shall decide which party shall be liable for the Third Party Claim if it is successfully prosecuted by such third party or parties, and the decision of such arbitrators with respect to such liability shall be final and binding as among the parties. (Such party determined to be liable for such claim sometimes shall be referred to herein as the "RESPONSIBLE PARTY".)

                                            (B) If the Responsible Party refuses
                           to settle (and pay the settlement amount of) the Third Party Claim immediately, then the Responsible Party immediately shall select one of the following two options:

                                            Option One: The  Responsible  Party,
                                    at the Responsible  Party's sole expense and
                                    risk,  can assume  the  defense of the Third
                                    Party Claim,  provided the Responsible Party
                                    first  places  in  escrow,  in  favor of the
                                    other   party,   adequate   collateral   (as
                                    determined    by    the    arbitrators    on
                                    consideration of all relevant facts) to protect the other party from all Damages with respect to such Third Party Claim (in which case the other party immediately shall be reimbursed by the Responsible Party for any amount the other party is required to pay with respect to such Third Party Claim; or

                                            Option Two: The  Responsible  Party,
                                    at the Responsible Party's expense and risk,
                                    can co-defend the Third Party Claim with the
                                    other party, with the Responsible Party also
                                    responsible for paying all costs incurred by
                                    the  other  Party in  connection  with  such
                                    defense, including,  without limitation, the
                                    legal fees and expenses of the other party's
                                    counsel for its  reasonable  involvement  in
                                    such defense. If the other party is found to
                                    be  liable  for any  portion  of such  Third
                                    Party   Claim,    the   Responsible    Party
                                    immediately shall reimburse the other party for any amount required to be paid by the other party with respect thereto; provided, however, if the Responsible Party selects this option, the Responsible Party shall attempt diligently to have the other party removed as a party to any legal action involving the Third Party Claim (and, upon such removal, the involvement of the other party's counsel shall cease unless requested by the Responsible Party or the Responsible Party's counsel); and

                                            (C) No party  may  settle  any Third
                           Party Claim without the prior consent of the other parties hereto unless the settlement will not have a material adverse effect on the other party hereto. The parties will resolve any Dispute with respect to any such proposed settlement in accordance with this paragraph 16.

                                            (D)  Any   party   responsible   for
                           defending a Third Party Claim shall proceed with diligence and in good faith with respect thereto.

         18.       Use  of  Corporate   and  Fictitious  Names.  Seller  and the
Shareholders, jointly and severally, agree to take all actions necessary to assist Buyer in obtaining the rights to use the corporate name and any fictitious names used in its conduct of any of the Business, including but not limited to the execution of any assignments and consents to use such name. If Buyer attempts to use such name, Seller shall consent to Buyer's use of such name if such consent is required by any state, county or local governmental authority.

         19. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits, and similar items paid by or owing to the Seller by any person, shall be considered to be part of the Assets being purchased by Buyer and, on consummation of the transactions contemplated by this Agreement, shall be the property of Buyer.

         20.      Post-Closing Requirements of Seller.

                  (a) Payment Escrow. At Closing, Buyer shall pay over and deliver to or on behalf of Seller (and shall be credited, dollar-for-dollar, as partial payment of the Purchase Price) to the Paying Agent, in escrow (the "PAYMENT ESCROW"), an amount equal to the Closing Date Liabilities as specified in paragraph 2(b)(i), to be held by the Paying Agent subject to the terms, conditions, and provisions of the Payment Escrow Agreement. The Paying Agent shall be an attorney at law authorized to practice law in the state of New Mexico or a trust company or bank having trust powers in such State, which Paying Agent has been selected by Seller and approved by Buyer.

                      (i) Seller shall pay all costs and expenses of the Payment Escrow, including without limitation, any fees or costs of the Paying Agent.

                      (ii) Seller shall be obligated to see that the Paying Agent timely and properly pays all Closing Date Liabilities, and that the Paying Agent obtains and delivers to Buyer the "Final Release" referred to in the Payment Escrow Agreement, or other reasonable evidence of payment acceptable to Buyer.

                      (iii) The existence of the Payment Escrow shall not affect the obligations of the Seller and the Shareholder to hold Buyer harmless against any Closing Date Liabilities as provided in paragraph 17(a).

                  (b) Final Financial Information. Not later than thirty (30) days following Closing, Seller, at Seller's sole cost and expense, shall deliver to Buyer "FINAL FINANCIAL INFORMATION", which shall include:

                      (i) a balance sheet of Seller as of the Closing Date prepared in accordance with GAAP;

                      (ii)  an  income   statement  of  Seller  for  the  period
         commencing on the date succeeding the last day of the most recent Financial Statement Date and ending on the Closing Date;

                      (iii) an inventory of fixed assets of Seller as of the Closing Date;

                      (iv) an inventory of supplies of Seller as of the Closing Date; and

                      (v) a cash settlement statement of Seller as of the Closing Date.

                  (c) Liabilities Deficiency. If all such Final Financial Information is not delivered to Buyer within such thirty (30) day period following Closing, Seller and the Shareholders shall be liable to Buyer in an amount equal to $500.00 for each day after such thirty (30) day period until all such Final Financial Information is delivered to Buyer, and such liability shall constitute a Liabilities Deficiency under the provisions of paragraph 5, above.

         20. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement other the affiliates entitled to indemnification pursuant to paragraph 16.

         21. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

         22. Notices. All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party or parties entitled to receive the notice or three (3) business days after sent by certified or registered mail, postage prepaid, or on the business day after sent by nationally recognized overnight courier, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

                  to Seller:                 Regional Medical Supply, Inc.
                                             1482 Indian Wells Road
                                             Alamogordo, N.M.  88310
                                             Attention: Keith Thomas, President

                  to the Shareholders:       Keith Thomas
                                             2504 Aspen Drive
                                             Alamogordo, NM 88310

                  with a copy to:            David A. Thomsen, Esq.
                                             2810 Sudderth Drive, Suite 206
                                             Ruidoso, N.M.  88345

                  to Buyer:                  Integrated Health Services, Inc.
                                             10065 Red Run Boulevard
                                             Owings Mills, MD 21117
                                             Attn:    Elizabeth B. Kelly
                                                      Marshall Elkins
                  with copies to:

                                             c/o RoTech Medical Corporation
                                             4506 L.B. McLeod Road, Suite F
                                             Orlando, FL 32811
                                             Attention: Stephen P. Griggs

                                                     and

                                             Blass & Driggs
                                             461 Fifth Avenue
                                             New York, NY 10017
                                             Attn: Andrew S. Bogen

         23. Choice of Law. The laws of the State of New Mexico applicable to contracts executed, delivered and to be fully performed in such State govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         24. Sections and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one instrument.

         26. Gender. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.

         27. Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of, and be enforceable by, Seller, the Shareholders and Buyer and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement and the Transaction Documents after the Closing. Seller and the Shareholders may not assign this Agreement or any of their rights hereunder without the prior consent of Buyer.

         28. Entire Agreement. This Agreement including all Schedules and Exhibits hereto, and all Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein or as herein provided.

         29. Performance. In the event of a breach by Seller or any Shareholder of any of their respective obligations hereunder, the Buyer shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and Seller and each Shareholder hereby waives the defense that there may be an adequate remedy at law.

         30. Waiver, Discharge, Etc. This Agreement and the Transaction Documents and the obligations hereunder and thereunder shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement or any Transaction Document shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or such Transaction Document, as the case may be, or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Transaction Document shall be held to be a waiver of any other or subsequent breach.

         31. Cooperation Further Assistance. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed or delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purpose of this Agreement, and to vest in Buyer good title to, possession of and control of all the Assets.

         32. Joint and Several. Seller and the Shareholders shall be jointly and severally liable for all representations, warranties and obligations, including, without limitation, indemnification obligations, and covenants made by any of them pursuant to this Agreement, including, without limitation, any made pursuant to any Transaction Document. For all purposes of this Agreement, any representation or warranty that is qualified to be "to the knowledge of Seller" or by a requirement that Seller shall have received "notice" of any matter, or any similar qualification shall be deemed to include the knowledge of any Shareholder or notices to any Shareholder, as the case may be.

         33. Independent Legal Counsel. Seller and each Shareholder represent and warrant that each party has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Buyer has recommended to Seller and each Shareholder that such party obtain legal counsel.

                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

                                                BUYER:

                                                INTEGRATED HEALTH SERVICES
                                                AT JEFFERSON HOSPITAL, INC.

                                                By: /s/ Mark Kovinsky
                                                   ---------------------------
                                                Name: Mark Kovinsky
                                                Title:SVP Corporate Development

                                                INTEGRATED HEALTH
                                                SERVICES, INC.

                                                By:/s/ Mark Kovinsky
                                                   ---------------------------
                                                Name: Mark Kovinsky
                                                Title:SVP Corporate Development

                                                SELLER:

                                                REGIONAL MEDICAL SUPPLY, INC.

                                                By:/s/ Keith Thomas
                                                   ---------------------------
                                                Name: Keith Thomas
                                                Title: President

                                                SHAREHOLDERS:

                                                /s/ Keith Thomas
                                                ------------------------------
                                                Keith Thomas

                                                /s/ Laurie Nuckols
                                                ------------------------------
                                                Laurie Nuckols

STATE OF NEW MEXICO
COUNTY OF LINCOLN

          The foregoing instrument was acknowledged before me by, Keith Thomas, as President of Regional Medical Supply, Inc., a New Mexico corporation, on behalf of the corporation, and who is personally known to me; or has produced N/A as identification.

3/23/98                                           /s/ David Thomsen
-------------------------                         -----------------------------
Date                                              Notary Signature



                                                  David Thomsen
                                                  ------------------------------
                                                  Notary Name Printed
                                                  My Commission Expires: 3/23/02

STATE OF NEW MEXICO
COUNTY OF LINCOLN

         The foregoing instrument was acknowledged before me by Keith Thomas, and who is personally known to me; or has produced N/A as identification.

3/23/98                                           /s/ DAVID THOMSEN
-----------------------------                     -----------------------------
Date                                              Notary Signature
                                                  David Thomsen
                                                  Notary Name Printed
                                                  My Commission Expires: 3/23/02

STATE OF NEW MEXICO
COUNTY OF LINCOLN

         The foregoing instrument was acknowledged before me by Laurie Nuckols, and who is personally known to me; or has produced N/A as identification.


3/23/98                                           /s/ DAVID THOMSEN
-----------------------------                     -----------------------------
Date                                              Notary Signature
                                                  David Thomsen
                                                  Notary Name Printed
                                                  My Commission Expires: 3/23/02

                             SCHEDULES AND EXHIBITS

Schedule 1(a)(i)           -        Accounts Receivable
Schedule 1(a)(ii)          -        Inventory; Fixed Assets
Schedule 1(a)(iii)         -        Automobiles
Schedule 1(a)(v)(B)        -        Patients' List of the Business
Schedule 1(a)(v)(C)        -        Telephone Numbers
Schedule 2(a)              -        Allocation of Purchase Price
Schedule 2(b)(iii)         -        Wire Instructions
Schedule 4(a)              -        Closing Date Liabilities
Schedule 4(b)              -        Unassumed Contracts
Schedule 10(c)             -        Seller's Opinion
Schedule 13(c)             -        Litigation
Schedule 13(g)             -        Contracts
Schedule 13(i)             -        Employment Contracts; Employees
Schedule 13(k)             -        Insurance
Schedule 13(o)             -        Tax Returns and Financial Statements
Schedule 13(p)             -        Supplemental Tax Information
Schedule 13(q)             -        Adverse Business Developments
Schedule 13(r)             -        Relationships
Schedule 13(u)             -        Reimbursement Matters
Schedule 13(v)             -        Environmental Compliance
Schedule 16(a)             -        Locations

Exhibit 2(b)(i)-A          -        Stock Pledge Agreement
Exhibit 2(b)(i)            -        Escrow Agreement



                                      -26-